Exhibit 99.1

Virco Provides Update on Current Impact of COVID-19

Torrance, California-March 24, 2020: Virco Mfg. Corporation (NASDAQ: VIRC) issued this press release to update its shareholders and the public about its current operational and financial assessment of, and responses to, the COVID-19 pandemic:

In accordance with State of California and local orders, the Company temporarily closed its Torrance, California, manufacturing and distribution facility on March 20, 2020. Because business activity and demand for the Company’s education furniture have remained steady at approximately last year’s volume, it will continue to operate its Conway, Arkansas, manufacturing and distribution facility unless future developments require temporary closure of that facility as well.

Because the Company operates on a slightly staggered fiscal year (ending January 31), this press release is being issued just before it announces the audited year-end results for FYE 2020. Management has chosen to wait until the audited results are final before discussing actual financial performance for the year ended January 31, 2020. However, at a high level, net sales last year declined by mid- single digits--but gross and net profit both improved significantly, reflecting in part the increase in value-added services being provided by the Company’s project management teams.

Transactional “fill in” business for school furniture has slowed significantly as schools scramble to organize distance-learning platforms for the tens of millions of students now being home-schooled. However, project business for new school construction has remained relatively unaffected, since it is funded differently and administered separately from ordinary classroom functions. This is an important distinction, because as the overall share of project business continues to grow, strength in this segment has kept overall business activity roughly equal with last year. Profit margins are still continuing to climb.

Management measures overall business activity with its own non-GAAP metric of actual year-to-date shipments plus unshipped backlog. This measure smooths our assessment of business activity for one-time events like tornados or hurricanes, but it may not yield the same degree of reliability this year given the magnitude of the current pandemic.

Quote and bid activity are steady to slightly higher than last year, leading Management to believe that when schools re-open they expect to be on the front lines of active social recovery. For this reason the Company is continuing to operate its Arkansas facility at full capacity, servicing immediate West Coast deliveries from this central location. Reports suggest that overseas supply chains may not return to full capacity until after summer, by which time deliveries for the upcoming school year will already need to have been completed. Management believes that by making furniture now, it can support America’s public schools in what is likely to be an unusual shipping season ahead of next year’s very important school term.

The Company has not laid off any of its U.S. employees in response to the current situation and does not currently foresee doing so; its Conway operation employs over two thirds of the total staff and is not affected by the temporary Torrance closure. California employees are working from home or, for workers on temporary furlough, they are being assisted in seeking worker benefits recently made available by the state government. Health care and other benefits remain in place for all of the Company’s employees, including those in California.

Management expects to release FYE 2020 financial results in early May, at which time it will also provide an update on this rapidly-evolving situation.

Contact:
Virco Mfg. Corporation (310) 533-0474
Robert A. Virtue, Chairman and Chief Executive Officer
Doug Virtue, President
Robert Dose, Chief Financial Officer

This news release contains “forward-looking statements” as defined by the Private Securities Reform Act of 1995. These statements may include, but are not limited to, statements regarding the impact of COVID-19 on our business and customers, and our expectations of the effects of COVID-19 on: business strategies; market demand and product development; order rates and trends in seasonality; product relevance; economic conditions and patterns; the educational furniture industry including the domestic market for classroom furniture; state and municipal bond and/or tax funding; the rate of completion of bond funded construction projects; cost control initiatives; absorption rates; the relative competitiveness of domestic vs. international supply chains; trends in shipping costs; use of temporary workers; marketing initiatives; and international or non K-12 markets. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those that are anticipated. Such factors include, but are not limited to: the inherent difficulty in forecasting the future direction and impact of the COVID-19 pandemic; changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local, and municipal tax receipts; order rates; the seasonality of our markets; the markets for school and office furniture generally, the specific markets and customers with which we conduct our principal business; the impact of cost-saving initiatives on our business; the competitive landscape, including responses of our competitors and customers; demographics; and the terms and conditions of available funding sources. See our Annual Report on Form 10-K for the year ended January 31, 2019, our Quarterly Reports on Form 10-Q, and other reports that we file with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports, or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.